Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

                 Senior Vice President, Finance

BOLT TECHNOLOGY REPORTS FISCAL YEAR 2003 RESULTS

NORWALK, CT., August 26, 2003—Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the fourth quarter and fiscal year ended June 30, 2003.

Fiscal year 2003 sales were $10,842,000 compared to $17,991,000 last year and net loss amounted to $161,000 or $0.03 per diluted share compared to net income of $1,871,000 or $0.35 per diluted share last year.

Sales for the fourth quarter were $3,010,000 compared to $4,760,000 in last year’s fourth quarter and net income was $2,000 or $0.00 per diluted share compared to $691,000 or $0.13 per diluted share last year.

Raymond M. Soto, Bolt’s chairman, president and chief executive officer, said, “Our overall results for fiscal year 2003 reflect the industry-wide slow down for marine seismic exploration services, which resulted in low demand for our major products – seismic energy sources (Airguns), airgun replacement parts and underwater electrical connectors. The year’s results also include a pre-tax charge of $358,000, recorded in the fourth quarter, representing an addition to our inventory reserve to provide for certain excess inventory quantities based on the slow down in product sales this year.

Soto continued, “A number of positive indicators arose late in the year which may point to improved operating results for fiscal year 2004. Among these indicators are 1) in the fourth quarter, we received the first order for our new Annular Port Airguns which is scheduled to ship in the first quarter of fiscal 2004, 2) in the fourth quarter, we also received an order for a major system of our traditional Airguns which is also scheduled to ship in the first quarter and 3) orders for Airgun replacement parts have shown increases in the fourth quarter of 2003. We continue to believe that the fundamentals that drive our industry, oil prices and crude oil inventories, are currently at levels that should result in improved activity levels for our industry and in improved operating results for our company.”

Bolt Technology Corporation develops, manufactures and sells the world’s leading seismic energy sources and underwater connectors used in the offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission.

BOLT TECHNOLOGY CORPORATION

FINANCIAL SUMMARY

	Quarter ended		Year ended
	June 30,		June 30,

	2003	2002	2003	2002
Sales	$3,010,000	$4,760,000	$10,842,000	$17,991,000
Income (loss) before taxes	(99,000)	1,155,000	(335,000)	3,089,000
Income taxes	(101,000)	464,000	(174,000)	1,218,000
Net income (loss)	2,000	691,000	(161,000)	1,871,000
Per share:
Basic and diluted	$0.00	$0.13	($0.03)	$0.35
Average shares outstanding:
Basic	5,414,000	5,414,000	5,414,000	5,412,000
Diluted	5,429,000	5,418,000	5,414,000	5,416,000

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